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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF UNICCO SERVICE COMPANY

(1)     UNICCO Finance Corp. (Delaware corporation)

(2)     USC, Inc. (Massachusetts corporation)

        (a) UNICCO Government Services, Inc. (f/k/a Ogden Allied Eastern States Maintenance Corporation) (Delaware corporation)

        (b) UNICCO Security Services, Inc. (f/k/a Ogden Allied Security Services, Inc.) (Delaware corporation)

(3)     American Building Services, Inc. (Ohio corporation)

(4)     UNICCO Service of N.J., Inc. (New Jersey corporation)

(5) UNICCO Facility Services Canada Company (Nova Scotia unlimited liability company)*

* UNICCO Facility Services Canada Company is owned jointly by UNICCO Service Company (79%) and USC, Inc. (21%).